Service Corporation International Announces Pricing of Senior Notes Offering

HOUSTON, Nov. 5, 2012 /PRNewswire/ -- Service Corporation International (NYSE: SCI) ("SCI"), the largest provider of deathcare products and services in North America, announced today that it has priced an underwritten public offering of $200.0 million of senior notes due 2020, which will bear interest at a rate of 4.5% per annum. SCI expects to close the sale of the notes on November 8, 2012, subject to the satisfaction of customary closing conditions.

The offering is being made under SCI's existing shelf registration statement previously filed with the Securities and Exchange Commission ("SEC"). SCI will use the net proceeds from this offering, along with a borrowing of approximately $9.6 million under its second amended and restated credit facility, to redeem all of its outstanding 7 3/8% Senior Notes due 2014.

J.P. Morgan Securities is acting as the lead joint bookrunning manager for the offering. The offering may be made only by means of a prospectus and related prospectus supplement. The prospectus supplement will be filed with the SEC and may be found on its website at www.sec.gov. Copies of the prospectus supplement relating to the public offering may be obtained from:

J.P. Morgan Securities
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention: Syndicate Desk
Telephone: 800-245-8812

This press release does not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The notes will be offered only by means of a prospectus, including the prospectus supplement relating to the notes, meeting the requirements of Section 10 of the Securities Act of 1933, as amended. This press release does not constitute a call or other notice of redemption of SCI's 7 3/8% Senior Notes due 2014.

Forward-Looking Statements
Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. SCI cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information.

Factors that could cause actual results to differ from those set forth in the forward-looking statements are contained in SCI's filings with the SEC, which are available at SCI's website www.sci-corp.com or at the SEC's web site www.sec.gov. SCI disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise, except as required by applicable law.

For additional information contact:

Investors: Debbie Young - Director / Investor Relations	(713) 525-9088
Media: Lisa Marshall - Managing Director / Corporate Communications	(713) 525-3066